Exhibit 8.1

The following table lists the Company’s significant subsidiaries as at April 16, 2018. Unless otherwise indicated, the Company owns a 100% controlling interest in each of the following subsidiaries.

Name	Jurisdiction of Incorporation

Golar LNG 2216 Corporation	Marshall Islands
Golar Management Limited	United Kingdom
Golar Management Malaysia Sdn. Bhd.	Malaysia
Golar Management Norway AS	Norway
Golar Management D.O.O	Croatia
Golar GP LLC – Limited Liability Company	Marshall Islands
Golar LNG Energy Limited	Bermuda
Golar Gimi Corporation	Marshall Islands
Golar Hilli Corporation (89%)*	Marshall Islands
Golar Gandria N.V.	Netherlands
Golar Hull M2021 Corporation	Marshall Islands
Golar Hull M2022 Corporation	Marshall Islands
Golar Hull M2027 Corporation	Marshall Islands
Golar Hull M2047 Corporation	Marshall Islands
Golar Hull M2048 Corporation	Marshall Islands
Golar LNG NB10 Corporation	Marshall Islands
Golar LNG NB11 Corporation	Marshall Islands
Golar LNG NB12 Corporation	Marshall Islands
Golar Tundra Corporation	Marshall Islands
GVS Corporation	Marshall Islands
Golar Shoreline LNG Limited	Bermuda

*Golar has approximately 89% ownership of this company.